XERIUM TECHNOLOGIES, INC.
2018 MANAGEMENT INCENTIVE COMPENSATION PROGRAM
This Xerium Technologies, Inc. 2018 Management Incentive Compensation Program, or “MIC,” provides for the grant of the incentive award opportunities as further described below (each, an “Award” and collectively the “Awards”).
1.Administration; Eligibility. The MIC shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may, in its discretion, consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the MIC. Eligibility to participate in the MIC has been determined by the Committee. Each selected individual who signs and returns an agreement (“Award Agreement”) in substantially the form of Exhibit A shall be a participant (“Participant”) in the MIC. Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries.
2.    Features of Awards. Each Award shall entitle the holder, subject to satisfaction of the performance conditions under the Award, to a benefit determined in accordance with the provisions of the Award Agreement applicable to such Participant that shall be payable in cash in accordance with the Award Agreement. The performance year is the fiscal/calendar year 2018.
3.    Award Determinations. The Award for each Participant shall be initially determined as set forth on Schedule 1 of the Award Agreement on the basis of the target Award and on (A) Xerium’s 2018 Operating Income (as defined in Schedule 1 of the Award Agreement), (B) Xerium's 2018 Free Cash Flow (as defined in Schedule 1 of the Award Agreement) and (C) Xerium’s 2018 Revenue (as defined in Schedule 1 of the Award Agreement) (the “Formula Award”).  An amount equal to one hundred twenty percent (120%) of the sum of the Formula Awards payable to all Participants shall constitute an umbrella pool for the payment of MIC Awards.  The amount actually payable to any Participant shall not be more than 120% of the Formula Award but in the discretion of the Committee may be reduced to an amount not less than 80% of the Formula Award.  The total amounts payable to all Participants in the aggregate shall not exceed the 100% of the sum of the Formula Awards for all Participants.
4.    Termination of Employment. Unless otherwise determined by the Committee in its sole discretion or as set forth in the Award Agreement, no Award shall be payable to or in respect of Participant unless the Participant is employed by the Company or a subsidiary on December 31 of the performance year; provided that in the event of a termination of Participant’s employment by the Company or a subsidiary without Cause or by the Participant with Good Reason (as “Cause” and “Good Reason” are defined in the Award Agreement), a pro-rata portion of the Award determined as of the date of termination shall be paid upon payout to all other Participants pursuant to Section 5 below.
5.    Payout. The amount determined under Schedule 1 with respect to an Award shall be paid to a Participant in cash, as soon as practicable after completion of the Company’s audit for calendar year ending December 31, 2018, but in all events before the 15th day of the third month following December 31 following the performance year.
6.    Tax Withholding. The minimum tax withholding amount with respect to any payments being made in cash shall be withheld from such payments.
7.    [Intentionally Left Blank].

8.    Nature of Awards. Awards hereunder are cash awards. The MIC is unfunded and any cash payments by the Company hereunder shall be made from the general assets of the Company.
9.    Other Incentives. Nothing in the MIC restricts the ability of the Company to pay incentive compensation or other supplemental compensation in any amount to any individual for any reason, including but not limited to hiring incentives, retention incentives, separation payments, safety and service awards or incentive compensation or awards on any other basis.
10.    No Duplication. There shall be no duplication of annual incentives under multiple plans. If the Committee in its sole discretion determines that a Participant also participates in another annual cash incentive arrangement of the Company or any affiliate based on the achievement of financial or personal goals, the Committee may in its sole discretion reduce the amount of any Award under this Plan by the amount or value of the of the duplicative benefit.
11.    Prior MICs. The MIC as set forth in this document supersedes for 2018 fiscal year all prior management incentive compensation plans.
12.    Amendment. The Committee may amend the MIC at any time and from time to time, and may terminate the MIC, in each case, provided that any such action shall require the Participant’s consent unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.
13.    409A. This MIC and the Awards granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

EXHIBIT A
XERIUM TECHNOLOGIES, INC.
MANAGEMENT INCENTIVE COMPENSATION AWARD AGREEMENT
[NAME]
Pursuant to the terms of the Xerium Technologies, Inc. 2018 Management Incentive Compensation Program (the "MIC"), Xerium Technologies, Inc. (the "Company") hereby grants to the above named employee (“Employee”) the Management Incentive Compensation Award ("Award") described below, effective as of _____, 2018 (the “Effective Date”).
1.    The Incentive Compensation Award. The Award is subject to the terms and conditions of this Management Incentive Compensation Award Agreement ("Agreement") and the MIC. The Incentive Compensation Award is a cash award payable as set forth in this Agreement. The target amount of the Award for the Employee, as a percentage of Employee's year-end annual base compensation from the Company, is set forth on Schedule 1 of this Agreement. The amount payable will be adjusted upward or downward, or may be forfeited, based on performance as set forth on Schedule 1 of this Agreement. "Vested" portion of the Award is the portion of the Award to which the Employee has a nonforfeitable rights. An Award shall be paid hereunder only to the extent that such Award is Vested, as provided in this Agreement. The Employee's rights to payment under the Award are subject to the restrictions described in this Agreement and the MIC in addition to such other restrictions, if any, as may be imposed by law.
2.    Payment of Award. Except to the extent due earlier as set forth in Section 3, the amount determined payable under Schedule 1 shall be paid to the Employee in cash not later than March 15, 2019, subject to applicable tax withholding.
3.    Treatment of Awards Upon a Change of Control; Termination of Employment.
(a)In the event a Change of Control (defined below) occurs prior to the close of the performance year with respect to the Award, for the performance period from January 1, 2018 to the date of closing of the Change of Control (the "COC Performance Year") the applicable performance metrics specified in Schedule 1 of this Agreement shall be determined as follows: (i) the performance year shall be deemed to end on the effective date of such transaction; and (ii) the performance metrics shall be deemed achieved to the extent the applicable performance metrics specified in Schedule 1 of this Agreement for the shortened performance year described in clause (i) above are on target to be achieved based upon the financial information available to the Company. In the event such performance metrics have been achieved pursuant to the foregoing sentence for the COC Performance Year and the MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the MIC) is not continued for the period from the end of the COC Performance Year to the end of calendar year 2018, the full amount of the Award determined under Schedule 1 shall be paid to the Employee in cash promptly following the Change of Control, subject to applicable tax withholding. In the event such performance metrics have been achieved pursuant to the first sentence above for the COC Performance Year and the MIC (or an equivalent plan approved by the Board that is no less lucrative or generous than the MIC) is continued for the period from the end of the COC Performance Year to the end of the calendar year (subject to an adjustment for any payments made at the Change of Control effective date hereunder), the amount of the Award determined under Schedule 1 shall be prorated by multiplying the Award by a fraction, the numerator of which is the number of days in the COC Performance Year and the denominator of which is 365,

(US - Standard MIC 2018)

and such amount of the Award shall be paid to the Employee in cash promptly following the Change of Control, subject to applicable tax withholding.
(b)In the event of a termination of the Employee's employment for reasons other than (i) death or Disability, (ii) termination without Cause or (iii) termination by the Employee with Good Reason on or prior to December 31, 2018, no Award shall be payable to Employee.
(c)In the event of a termination of the Employee's employment as a result of (i) death or Disability, (ii) termination without Cause or (iii) termination by the Employee with Good Reason on or prior to December 31, 2018, the payable amount of the Award for such Employee determined under Schedule 1 of this Agreement upon completion of the performance year or as of the COC Performance Year shall be prorated by multiplying such Award amount by a fraction, the numerator of which is the number of days in the performance year in which Employee was employed by the Company and the denominator of which is 365. The resulting amount of the Award shall be paid to Employee in accordance with Section 2 above.
(d)For purposes of this Agreement, the following definitions will apply:
(i)"Cause" has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof). If the Employee has no written employment agreement with the Company, "Cause" shall mean (A) the Employee's conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (B) the Employee's fraud, theft or embezzlement committed with respect to the Company or any of its subsidiaries; or (C) the Employee's willful and continued failure to perform his material duties to the Company and its Subsidiaries, where the Company has provided written notice to the Employee of the failure and the Employee shall not have remedied such failure within then (10) business days following the effectiveness of such notice.
(ii)"Change of Control" shall mean any of the following which takes place after the Effective Date: (A) any Person or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company; (B) any merger or consolidation involving the Company occurs and the beneficial owners of the Company's voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation; (C) any sale or other disposition of all or a substantial portion of the assets of the Company occurs and the beneficial owners of the Company's voting securities outstanding immediately prior to such sale or other disposition do not, immediately following the consummation of such sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the acquiring Person or Persons in the case of any sale or other disposition; or (D) a change in the composition of the members of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 3(d)(ii)(D), any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual

(US - Standard MIC 2018)

whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board. For the purpose of this definition, the term "beneficial owner" (and correlative terms, including "beneficial ownership") shall have the meaning set forth in Rule 13d-3 under the Act.
(iii)"Disability" has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof). If the Employee has no written employment agreement with the Company, "Disability" shall mean Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
(iv)"Good Reason" has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter. If the Employee has no written employment agreement with the Company, "Good Reason" shall mean a requirement that the Employee relocate more than fifty (50) miles from his then-current principal residence, it being understood that the Employee may be required to travel frequently and that prolonged periods spent away from Employee's principal residence shall not constitute Good Reason.
(v)"Person" means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

4.    Clawback. If an Employee receives an Award payout under the MIC based on financial statements that are subsequently required to be restated in a way that would decrease the amount of the Award to which the Employee was entitled, the Employee will refund to the Company the difference between what the Employee received and what the Employee should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for Awards paid more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
5.    Confidentiality.
(a)    Employee acknowledges that the Company and its subsidiaries continually develop Confidential Information (defined below), that the Employee may develop Confidential Information for the Company or its subsidiaries during Employee’s employment with the Company, and that Employee may learn of Confidential Information during the course of such employment. Employee will comply with the policies and procedures of the Company and its subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its subsidiaries), any Confidential Information obtained by Employee incident to his employment or other association with the Company or any of its subsidiaries. Employee agrees to only use the Company’s Confidential Information as necessary to perform his or her

(US - Standard MIC 2018)

job during employment with the Company. Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company and its subsidiaries. Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Employee’s possession or control.
(b)    For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Company and its subsidiaries Products (defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its subsidiaries with any understanding, express or implied, that the information would not be disclosed. For purposes of this Agreement, “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries, together with all services provided or planned by the Company or any of its subsidiaries, during Employee’s employment with the Company or any of its subsidiaries.
6.    Restricted Activities. Employee, as a condition to participation in the MIC and in consideration of Participant's continued employment by the Company and/or its subsidiaries, agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and agrees as follows:
(a)    For a period of time beginning on the date Employee executes a copy of this Agreement and continuing for a period ending on the date which is one (1) year after Employee’s employment terminates (the “Non-Competition Period”) Employee shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, assist or have any active interest in a business that competes with the Company or any of its subsidiaries or otherwise compete with the Company or any of its subsidiaries: (i) anywhere throughout the world; (ii) in North America; (iii) in South America; (iv) in Europe; (v) in Asia; (vi) in Australia; (vii) in the United States; (viii) in those states of the United States in which the Company or any of its subsidiaries sells products or conducts business activities. Specifically, but without limiting the foregoing, Employee agrees that during the Non-Competition Period, Employee shall not: (A) undertake any planning for any business competitive with the Company or any of its subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its subsidiaries. For the purposes of this Section 6, Employee’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(US - Standard MIC 2018)

(b)    Employee agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its subsidiaries.
(c)    Employee further agrees that while he is employed by the Company and during the Non-Competition Period, Employee will not, (i) hire or attempt to hire any employee of the Company or any of its subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity. For purposes of Employee’s obligations hereunder during that portion of the Non-Competition Period that follows termination of Employee’s employment, employee, independent contractor, customer or vendor of the Company or any of its subsidiaries shall mean any Person who was such at any time during the six (6) months immediately preceding the date of the termination of Employee’s employment.
(d)    In the event that the one (1) year period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be six (6) months or such other time as determined enforceable by such court.
7.    Non-Inducement. Employee will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by Employee.
8.    Assignment of Rights to Intellectual Property. Employee shall promptly and fully disclose all Intellectual Property (defined below) to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Section 8, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its subsidiaries) during Employee’s employment with the Company or any of its subsidiaries (including prior to the Effective Date if applicable) that relate to either the Products or any prospective activity of the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.

(US - Standard MIC 2018)

9.    Consideration and Acknowledgments. Employee acknowledges and agrees that the covenants described in Sections 4 through 8 of this Agreement are essential terms, and the underlying Management Incentive Compensation Award would not be provided by the Company in the absence of these covenants. Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest. Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term. Employee agrees that in the event he or she is offered employment with a competing business at any time in the future, Employee shall immediately notify the competing business of the existence of the covenants set forth above.
10.    Enforceability; General Provisions.
(a)    Employee agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Agreement will not prevent Employee from earning a livelihood following the termination of employment, and that these covenants do not place undue restraint on Employee.
(b)    Because the Company’s current base of operations is in North Carolina, Employee consents to the jurisdiction of the state and federal courts of North Carolina with respect to any claim arising out of this Agreement.
(c)    Employee acknowledges that in the event of a breach or a threatened breach of this Agreement, the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Agreement.
(d)    Employee agrees that if a court determines that any of the provisions in this Agreement is unenforceable or unreasonable in duration, territory, or scope, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.
(e)    If any phrase or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, that phrase, clause or provision shall be deemed severed from this Agreement, and will not affect the enforceability of any other provisions of this Agreement, which shall otherwise remain in full force and effect.
(f)    Waiver of any of the provisions of this Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Agreement.
(g)    Employee agrees that the Company may assign its rights under this Agreement to its successors and that any such successor may stand in the Company’s shoes for purposes of enforcing this Agreement.

(US - Standard MIC 2018)

(h)    Employee agrees to reimburse Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.
(i)    If Employee violates this Agreement, then the restrictions set out in Sections 4 - 8 shall be extended by the same period of time as the period of time during which the violation(s) occurred.
(j)    Employee fully understands Employee’s obligations in this Agreement, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, and has voluntarily agreed to comply with these covenants for their stated terms.
(k)    Employee agrees that in the event Employee receives an offer of employment at any time in the future with any entity that may be considered a Competing Business Line, Employee shall immediately notify such Competing Business of the existence and terms of this Agreement. Employee also understands and agrees that the Company may notify anyone later employing Employee of the existence and provisions of this Agreement.
(l)    Employee agrees that Employee’s obligations under Sections 4 through this Section 10 will survive the payment or forfeiture of the Award hereunder and continue for the duration of Employee’s employment with the Company, and thereafter to the extent stated in their terms.
11.    Miscellaneous.
(a)    No Assignment. No right or benefit or payment under the MIC or this Agreement shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
(b)    Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its affiliates or limit the right of Company or its affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its affiliates to the Employee by contract or otherwise.
(c)    Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any affiliate.
(d)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(US - Standard MIC 2018)

(e)    Employee Acknowledgements. Employee acknowledges that (i) Employee has had access to Company’s trade secrets and Confidential Information at the highest levels, including without limitation manufacturing and marketing strategy, customer strategy and lists, technical know-how, product and process research and development, and business plans, (ii) Employee has had access to Confidential Information regarding and has been privy to discussions and strategy sessions at the highest levels of the Company regarding all aspects, business lines and product segments of the Company, and (iii) that these trade secrets and Confidential Information would inevitably be disclosed were Employee to work for a competitor.
(f)    Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
(g)    Conflicts. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Employee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.
(h)    409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.
(i)    [Intentionally Left Blank].
(j)    Amendment. This Agreement may be amended only by mutual written agreement of the parties.

(US - Standard MIC 2018)

IN WITNESS WHEREOF, Xerium Technologies, Inc. and Employee have executed this Management Incentive Compensation Agreement as of the date first written above.
Xerium Technologies, Inc.

By:
Name:    Michael Bly
Title:    EVP of Global Human Resources
Acknowledged and agreed:
Employee
Signature:
Print Name:
Date:

(US - Standard MIC 2018)

Schedule 1
(a)    Target Award: ___% of base compensation
(b)    Metrics. Three measures of performance will be used in determining the formula adjustment under the Award:
(1)34% of the Target Award shall be based on Xerium 2018 Operating Income. As identified in the audited Consolidated Statement of Operations contained in the Company’s 2018 10-K, Operating Income is defined as “Income from operations.”
(2)33% of the Target Award shall be based on Xerium 2018 Free Cash Flow. As identified in the audited Consolidated Statement of Cash Flows contained in the Company’s 2018 10-K, Free Cash Flow is defined as “net cash provided by operating activities” less “capital expenditures” plus “proceeds from disposals of property and equipment.”
(3)33% of the Target Award shall be based on Xerium 2018 Revenue. As identified in the audited Consolidated Statement of Operations contained in the Company’s 2018 10-K, Revenue is defined as “Net sales.”
(c)    Currency Adjustments. The final Operating Income, Free Cash Flow and Revenue figures will be adjusted at the end of the year to reflect US GAAP currency exchange rate fluctuations relative to the US$ in all markets through the performance year as compared to the budgeted currency exchange rates.

(US - MIC - 2018)

(d) Target and Formula. The minimum, target and maximum thresholds of Operating Income, Free Cash Flow and Revenue for 2018 shall be set by the Committee and delivered to the Employee in a separate writing; provided, however, that the amounts may be adjusted by the Committee after the initial determination of the amounts to reflect any material change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.
Operating Income (34% of Target Award)

Operating Income	Minimum	Target	Maximum
Percentage of Target Award Payable	25%	100%	150%

Free Cash Flow (33% of Target Award)

Free Cash Flow	Minimum	Target	Maximum
Percentage of Target Award Payable	25%	100%	150%

Revenue (33% of Target Award)

Revenue	Minimum	Target	Maximum
Percentage of Target Award Payable	25%	100%	150%

The formula amount payable with respect to an Award shall be determined as follows (where "X" below refers to the portion of the target award for a Participant under an Award):
•Operating Income Metric below minimum:    34% of Award = no payment
•Operating Income Metric equal to minimum:    34% of Award = 0.25X
•Operating Income Metric at target:    34% of Award = X
•Operating Income Metric at maximum or above:    34% of Award = 1.5X

•Free Cash Flow Metric below minimum:    33% of Award = no payment
•Free Cash Flow Metric equal to minimum:    33% of Award = 0.25X
•Free Cash Flow Metric at target:    33% of Award = X
•Free Cash Flow Metric at maximum or above:     33% of Award = 1.5X

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•Revenue Metric below minimum:    33% of Award = no payment
•Revenue Metric equal to minimum:    33% of Award = 0.25X
•Revenue Metric at target:    33% of Award = X
•Revenue Metric at maximum or above:     33% of Award = 1.5X
The amount payable between the levels of Operating Income, Free Cash Flow and Revenue identified above shall be determined on the basis of straight line interpolation between points.
(e)    The Committee may in its sole discretion adjust Award amount determined under subsection (d) upwards or downwards by 20% based on a set of individual goals separate from the thresholds of Operating Income, Free Cash Flow and Revenue which shall be set by the Committee (or the President and Chief Executive Officer of the Company as its delegate, except with respect to his own Award) and delivered to the Employee in a separate writing.
The amount payable with respect to an Award shall in all cases be capped at one hundred eighty percent (180%) of a Participant's target Award (1.8X).

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